Generac Reports Fourth Quarter and Full-Year 2011 Results

Continued strong demand for back-up power and Magnum Products acquisition drive growth

WAUKESHA, WISCONSIN, (February 14, 2012) – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of generators and other engine powered products, today reported financial results for its fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Highlights

•	On an as-reported basis, net sales increased year-over-year by 66.0% to $267.3 million as compared to $161.0 million in the fourth quarter of 2010.
-	Residential product sales increased 67.6% compared to the fourth quarter of 2010.
-	On an as-reported basis, Commercial & Industrial (C&I) product sales increased 63.3% compared to the prior year, driven predominantly by the Magnum acquisition.
-	The fourth quarter of 2011 includes $38.8 million of net sales from Magnum Products, which was acquired on October 3, 2011.
•
Net income increased year-over-year to $267.1 million as compared to $18.6 million for the fourth quarter of 2010.  Current year net income includes a net $238.0 million income tax benefit largely as a result of the reversal of the full valuation allowance on net deferred tax assets and a $9.4 million pre-tax write down of a certain trade name as we strategically transition to the Generac brand.  Adjusted net income increased 57.3% to $51.8 million from $32.9 million in the fourth quarter of 2010.

•	Adjusted EBITDA increased 44.6% to $61.8 million as compared to $42.7 million in the same period last year.
•
Diluted net income per common share was $3.91 as compared to $0.28 per share in the fourth quarter of 2010.  Diluted earnings per share for the fourth quarter of 2011 includes the net income tax benefit of $3.48 per share, which includes the reversal of the full valuation allowance on net deferred tax assets, and an $0.08 per share charge ($0.14 per share pre-tax) related to the trade name write down.  Adjusted diluted net income per common share was $0.76 as compared to $0.49 per share in the fourth quarter of 2010.

•
The Company paid down $34.6 million of debt during the fourth quarter of 2011, reducing total debt outstanding as of December 31, 2011 to $597.9 million.  On February 9, 2012, the Company closed on the refinancing of its credit facility into a new senior secured credit facility comprised of a $150 million unfunded Revolver, a $325 million Term Loan A and a $250 million Term Loan B.  In conjunction with the refinancing, the Company paid down an additional $22.9 million of debt, resulting in total debt outstanding at the date of closing of $575.0 million.

Full-Year 2011 Highlights

•
On an as-reported basis, net sales increased year-over-year by 33.6% to $792.0 million as compared to $592.9 million in 2010.  On a pro-forma basis when including the results for Magnum Products for the full year, net sales in 2011 would have been $897.9 million.

-	Residential product sales increased 31.7% compared to 2010.
-
On an as-reported basis, C&I product sales, which includes net sales from the Magnum Products acquisition, increased 36.3% compared to 2010.  Excluding the impact of Magnum Products, C&I product sales increased 16.5% versus 2010 on an organic basis.

•
Net income increased year-over-year to $324.6 million as compared to $56.9 million in 2010.  Net income for 2011 includes the impact of the tax and trade name related items noted above that were recorded in the fourth quarter of 2011.  Adjusted net income increased 26.9% to $147.2 million vs. $116.0 million last year.

•
Adjusted EBITDA increased 20.6% to $188.5 million as compared to $156.2 million in 2010.  On a pro-forma basis when including the results for Magnum Products for the full year, adjusted EBITDA in 2011 would have been $201.9 million.

“Generac achieved a number of important accomplishments during 2011, highlighted by a record level of revenue and strong profitability following the major power outage events that occurred across the country during the second half of the year,” said Aaron Jagdfeld, President and Chief Executive Officer.  “Our significant investment during the past decade in new product development, scaling of operations and expanding distribution capabilities enabled us to respond rapidly to the major outage events this year, driving robust shipments of residential products during the third and fourth quarters of 2011.  I am very proud of both our employees and our distribution partners for their ability to respond quickly to the significant increase in demand and meet our customers’ needs in a timely and efficient manner.  We expect the impact of these events on our residential product demand to continue into 2012 as we take advantage of the increased awareness and distribution in the affected areas.”

“We also closed on the strategic and accretive acquisition of Magnum Products in the fourth quarter of 2011,” continued Mr. Jagdfeld.  “We are very pleased with the initial progress of the acquisition as Magnum’s financial results have exceeded our initial expectations.  Both companies share a lean operating culture and strong brand reputation.  I am particularly excited about the potential for cross-selling opportunities as the combined company can now offer both Generac and Magnum products into their respective end markets.  Our integration is proceeding on plan and we increasingly believe the acquisition will prove to be an attractive use of shareholder capital.”

Additional Fourth Quarter 2011 Highlights

Residential product sales for the fourth quarter of 2011 increased 67.6% to $167.5 million from $99.9 million for the comparable period in 2010, largely driven by demand created by the major power outages in the third and fourth quarters.  The frequency and duration of these major outages in certain regions of the country led to a surge in demand for portable generators and increased awareness and accelerated adoption of home standby generators.

C&I product sales for the fourth quarter of 2011 increased 63.3% to $85.5 million from $52.4 million for the comparable period in 2010.  Magnum Products contributed $36.5 million in C&I revenue during the fourth quarter, with the remainder of Magnum’s net sales consisting of parts revenue classified as Other Products sales.  As anticipated, C&I net sales, excluding the impact of Magnum Products, were negatively impacted during the fourth quarter by the timing of certain larger shipments to national account customers in the third quarter of 2011, as well as a short-term gap in the supply of certain components sourced overseas.

Gross profit margin for the fourth quarter of 2011 was 36.8% compared to 37.0% in the third quarter of 2011 and 39.6% in the fourth quarter of 2010.  The mix impact from the addition of Magnum Products sales reduced total company gross margins by 2.3% during the fourth quarter of 2011.  Additionally, the decline in gross margin from prior year was also due to a higher sales mix of portable generators during the current year quarter.

Operating expenses for the fourth quarter of 2011 increased by $25.0 million or 66.4% as compared to the fourth quarter of 2010.  Operating expenses for the fourth quarter of 2011 included the impact from Magnum Products and the $9.4 million pre-tax charge related to the trade name write down.  In addition, operating expenses in the fourth quarter of 2011 increased by $12.3 million or 32.7% as compared to the fourth quarter of 2010.  These additional expenses were driven primarily by increased variable operating expenses on the 41.9% increase in organic sales, increased sales and engineering infrastructure to support the strategic growth initiatives of the company, and increased incentive compensation expenses as a result of the company’s financial performance during the quarter.

Interest expense in the fourth quarter of 2011 declined to $5.9 million, compared to $6.6 million in the same period last year. This decline was a result of nearly $134 million of debt pre-payments that were made over the last thirteen months.

In the fourth quarter of 2011, a net $238.0 million income tax benefit was recorded primarily as a result of the reversal of the full valuation allowance on the Company’s net deferred tax assets.  As part of the normal assessment of the future realization of the net deferred tax assets, in accordance with Generally Accepted Accounting Principles, it was determined that a valuation allowance was no longer required as the Company emerged from a three-year cumulative loss position during the quarter.

Free cash flow was $73.1 million in the fourth quarter of 2011, which was up substantially from $26.1 million in the same period last year.  Collections on the record shipments of residential products during the second half of 2011 helped to generate significant cash flow in the fourth quarter, which was partially offset by inventory replenishment.

Outlook

For the full-year 2012, the Company currently expects as-reported net sales to increase at a mid-to-high teens rate as compared to 2011.  On a pro-forma basis when including the results for Magnum Products for the full year 2011, total net sales in 2012 are expected to increase in the mid single digits compared to 2011, with residential sales increasing in the mid-to-high single-digit range and C&I sales increasing in the low single digit range.  This assumes no material improvement in the macroeconomic environment and no comparable outage events during 2012.  Given the strong revenue growth experienced during the second half of 2011 from major outage events, year-over-year revenue growth in 2012 is expected to be heavily weighted toward the first half of the year.  If no major outage events occur in 2012, revenue comparisons for residential products in the second half of the year are expected to become more difficult, particularly for portable generator sales.  If major outages do occur in 2012, net sales growth could be higher than these forecast assumptions.

On an as reported basis, gross margins are expected to be approximately flat during 2012 compared to the prior year.  The unfavorable mix impact of adding Magnum Products is expected to be offset by a higher sales mix shift towards home standby generator shipments and lower mix of portable generators, along with the favorable impact from the realization of price increases, improved manufacturing overhead absorption, commodity cost moderation and cost reduction projects.

Consolidated operating expenses as a percentage of net sales, excluding amortization of intangibles, are expected to be slightly up compared to 2011, as the Company continues to invest in its infrastructure to support strategic growth initiatives and an overall higher level of baseline sales.

Given the Company’s prior Revolver and Term Loan were scheduled to mature in November 2012 and November 2013, respectively, the Company entered into a new senior secured credit facility on February 9, 2012.   The new facility is comprised of a $150 million unfunded Revolver, a $325 million Term Loan A and $250 million Term Loan B.  The Revolver and Term Loan A both have a five-year term, with interest payable on a leveraged-based pricing grid starting at LIBOR plus 2.25%.  The Term Loan B matures in seven years and accrues interest at LIBOR plus 2.75%, with a LIBOR floor of 1.0%.

Mr. Jagdfeld concluded, “High profile outage events, such as the ones experienced during 2011, have historically resulted in a new and higher level of baseline demand for Generac’s products going forward.  In addition to supporting the anticipated higher level of baseline business, we will continue to focus during 2012 on a number of strategic initiatives to grow the home standby generator market by improving the awareness, availability and affordability of these products.  We are also committed to growing Generac’s market share for C&I products through several strategic programs including upgrading our distribution capabilities, focusing on new product innovation and capitalizing on revenue synergies with Magnum.  Consistent with our Powering Ahead strategic plan, the Company will also focus on further diversifying our end markets through new product and service offerings in 2012, as well as increasing our distribution footprint by expanding into new geographies.  With these initiatives underway, we believe that Generac is well positioned for growth in 2012 and beyond.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EST on Tuesday, February 14, 2012 to discuss highlights of this earnings release. The conference call can be accessed by dialing (800) 638-4817 (domestic) or +1 (617) 614-3943 (international) and entering passcode 52463161.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and supporting materials, if any, will be made available on the Company’s website prior to the start of the call.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available three hours after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 19883651. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.  The company markets and distributes its products primarily under its Generac and Magnum brand names.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency of major power outages;
•	availability, cost and quality of raw materials and key components used in producing Generac products;
•
the possibility that the expected synergies, efficiencies and cost savings of the acquisition of the Magnum Products business will not be realized, or will not be realized within the expected time period;

•	the risk that the Magnum Products business will not be integrated successfully;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	Generac's ability to adjust to operating as a public company;
•	loss of key management and employees;
•	increase in liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of February 9, 2012, which is substantially the same definition that was contained in the Company’s previous credit agreement.  To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of Adjusted EBITDA, taking into account certain charges and gains that were taken during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of Adjusted net income. Adjusted net income is defined as Net income before provision (benefit) for income taxes adjusted for the following items: cash income tax (expense) benefit, amortization of intangible assets, amortization of deferred loan costs related to the Company's debt, intangible impairment charges, certain transaction costs, and certain non-cash gains.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as Net cash provided by operating activities less Expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net sales	$267,308	$161,041	$791,976	$592,880
Costs of goods sold	168,843	97,209	497,322	355,523
Gross profit	98,465	63,832	294,654	237,357

Operating expenses:
Selling and service	25,126	14,538	77,776	57,954
Research and development	4,807	3,916	16,476	14,700
General and administrative	10,833	6,107	30,012	22,599
Amortization of intangibles	12,450	13,063	48,020	51,808
Trade name write-down	9,389	–	9,389	–
Total operating expenses	62,605	37,624	181,673	147,061
Income from operations	35,860	26,208	112,981	90,296

Other (expense) income:
Interest expense	(5,888)	(6,645)	(23,718)	(27,397)
Write-off of deferred financing costs related to debt extinguishment	(191)	(629)	(377)	(4,809)
Investment income	26	63	110	235
Costs related to acquisition	(274)	–	(875)	–
Other, net	(385)	(314)	(1,155)	(1,105)
Total other expense, net	(6,712)	(7,525)	(26,015)	(33,076)

Income before provision for income taxes	29,148	18,683	86,966	57,220
(Benefit) provision for income taxes	(237,983)	70	(237,677)	307
Net income	267,131	18,613	324,643	56,913

Preferential distribution to:
Series A preferred stockholders	–	–	–	(2,042)
Class B common stockholders	–	–	–	(12,133)
Beneficial conversion - see note (1)	–	–	–	(140,690)
Net income (loss) attributable to common stockholders (formerly Class A common stockholders)	$267,131	$18,613	$324,643	$(97,952)

Net income (loss) per common share - basic (2):
Common stock (formerly Class A common stock)	$3.98	$0.28	$4.84	$(1.65)
Class B common stock	n/a	n/a	n/a	$505

Net income (loss) per common share - diluted (2):
Common stock (formerly Class A common stock)	$3.91	$0.28	$4.79	$(1.65)
Class B common stock	n/a	n/a	n/a	$505

Weighted average common shares outstanding - basic (2):
Common stock (formerly Class A common stock)	67,143,422	67,094,441	67,130,356	59,364,958
Class B common stock	n/a	n/a	n/a	24,018

Weighted average common shares outstanding - diluted (2):
Common stock (formerly Class A common stock)	68,369,773	67,275,465	67,797,371	59,364,958
Class B common stock	n/a	n/a	n/a	24,018

(1) Beneficial conversion feature related to Class B common stock and Series A preferred stock was reflected during the first quarter 2010 as a result of Generac's corporate reorganization and IPO. See discussion of Generac's equity structure and corporate reorganization in the 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2) 2010 Net income (loss) per common share and weighted average common shares outstanding reflect the corporate reorganization and IPO that occurred on February 10, 2010. The share structure prior to February 10, 2010 has been retroactively restated to only reflect the reverse stock split that occurred with the corporate reorganization.

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	December 31,
	2011	2010
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$93,126	$78,583
Accounts receivable, less allowance for doubtful accounts of $789 in 2011 and $723 in 2010	109,705	63,154
Inventories	162,124	127,137
Deferred income taxes	14,395	–
Prepaid expenses and other assets	3,915	3,645
Total current assets	383,265	272,519

Property and equipment, net	84,384	75,287

Customer lists, net	72,897	96,944
Patents, net	78,167	84,933
Other intangible assets, net	7,306	6,483
Deferred financing costs, net	3,459	5,822
Trade names	148,401	140,050
Goodwill	547,473	527,148
Deferred income taxes	227,363	–
Other assets	78	697
Total assets	$1,552,793	$1,209,883

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$81,053	$41,809
Accrued wages and employee benefits	14,439	6,833
Other accrued liabilities	47,024	38,043
Current portion of long-term debt	22,874	–
Total current liabilities	165,390	86,685

Long-term debt	575,000	657,229
Other long-term liabilities	43,514	24,902
Total liabilities	783,904	768,816

Stockholders’ equity:
Common stock (formerly Class A non-voting common stock), par value $0.01, 500,000,000 shares authorized, 67,652,812 and 67,524,596 shares issued at December 31, 2011 and 2010, respectively	676	675
Additional paid-in capital	1,142,701	1,133,918
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(157,015)	(481,658)
Accumulated other comprehensive loss	(15,357)	(9,752)
Total stockholders’ equity	768,889	441,067

Total liabilities and stockholders’ equity	$1,552,793	$1,209,883

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Year Ended December 31,
	2011	2010
	(Unaudited)	(Audited)
Operating activities
Net income	$324,643	$56,913
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	8,103	7,632
Amortization	48,020	51,808
Trade name write-down	9,389	–
Amortization of deferred finance costs	1,986	2,439
Write-off of deferred financing costs related to debt extinguishment	377	4,809
Provision for losses on accounts receivable	(7)	(124)
Deferred income taxes	(238,170)	–
Loss on disposal of property and equipment	10	56
Share-based compensation expense	8,646	6,363
Net changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(22,235)	(8,621)
Inventories	(11,224)	(3,151)
Other assets	(6,834)	1,177
Accounts payable	18,517	7,896
Accrued wages and employee benefits	6,516	(197)
Other accrued liabilities	21,975	(12,519)
Net cash provided by operating activities	169,712	114,481

Investing activities
Proceeds from sale of property and equipment	14	76
Expenditures for property and equipment	(12,060)	(9,631)
Acquisition of business, net of cash acquired	(83,907)	(1,649)
Net cash used in investing activities	(95,953)	(11,204)

Financing activities
Proceeds from issuance of common stock	–	248,309
Excess tax benefits from equity awards	200	–
Taxes paid related to the net share settlement of equity awards	(371)	–
Proceeds from exercise of stock options	310	–
Payment of long-term debt	(59,355)	(434,310)
Net cash used in financing activities	(59,216)	(186,001)

Net increase (decrease) in cash and cash equivalents	14,543	(82,724)
Cash and cash equivalents at beginning of period	78,583	161,307
Cash and cash equivalents at end of period	$93,126	$78,583

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconciliation	Three months ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$267,131	$18,613	$324,643	$56,913
Interest expense	5,888	6,645	23,718	27,397
Depreciation and amortization	14,489	14,918	56,123	59,440
Income taxes provision	(237,983)	70	(237,677)	307
Non-cash write-down and other charges (1)	8,394	(144)	10,400	(361)
Non-cash share-based compensation expense (2)	3,184	1,729	8,646	6,363
Write-off of deferred financing costs related to debt extinguishment	191	629	377	4,809
Transaction costs and credit facility fees	453	169	1,719	1,019
Other	62	117	527	362
Adjusted EBITDA	$61,809	$42,746	$188,476	$156,249

(1) Includes losses on disposals of assets, unrealized mark-to-market adjustments on commodity contracts, and a non-cash trade name write-down. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

Net income to Adjusted net income
reconciliation	Three months ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$267,131	$18,613	$324,643	$56,913
Provision for income taxes	(237,983)	70	(237,677)	307
Income before provision for income taxes	29,148	18,683	86,966	57,220
Amortization of intangible assets	12,450	13,063	48,020	51,808
Amortization of deferred loan costs	495	569	1,986	2,439
Write-off of deferred financing costs related to debt extinguishment	191	629	377	4,809
Trade name write-down	9,389	-	9,389	-
Acquisition costs	274	-	875	-
Adjusted net income before provision for income taxes	51,947	32,944	147,613	116,276
Cash income tax expense	(122)	(2)	(437)	(322)
Adjusted net income	$51,825	$32,942	$147,176	$115,954

Adjusted net income per common share - diluted (3):	$0.76	$0.49	$2.17	n/m

Weighted average common shares outstanding - diluted (3):	68,369,773	67,275,465	67,797,371	n/m

(3) pre-IPO share and per share data is not meaningful due to the corporate reorganization which occurred in conjunction with the IPO during the first quarter of 2010.

Free Cash Flow Reconciliation
	Three months ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$80,697	$31,360	$169,712	$114,481
Expenditures for property and equipment	(7,599)	(5,307)	(12,060)	(9,631)
Free Cash Flow	$73,098	$26,053	$157,652	$104,850

Pro forma Sales Reconciliation	Year Ended December 31,
2011
(unaudited)

Net sales, as reported	$791,976
Pro forma Magnum net sales (January 1, 2011 - September 30, 2011)	105,916
Pro forma net sales	$897,892

Pro forma Adjusted EBITDA Reconciliation	Year Ended December 31,
2011
(unaudited)

Adjusted EBITDA, as reported	$188,476
Pro forma Magnum adjusted EBITDA (January 1, 2011 - September 30, 2011)	13,460
Pro forma adjusted EBITDA	$201,936

SOURCE: Generac Holdings Inc.

For Investor Inquiries:
Generac Holdings Inc.
York Ragen
Chief Financial Officer
262-506-6064